Exhibit 1.01

SodaStream International Ltd.

Conflict Minerals Report

For the reporting period from January 1, 2017 to December 31, 2017

Introduction and Background

This is the Conflict Minerals Report (the “Report”) of SodaStream International Ltd. (“SodaStream,” the “Company,” “we” or “us”) for the reporting period from January 1, 2017 to December 31, 2017 (the “2017 calendar year”), which has been prepared pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended. The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives as limited to tantalum, tin and tungsten (collectively, the “Conflict Minerals”), that originated in the Democratic Republic of the Congo (the “DRC”) and certain adjoining countries (collectively with the DRC, the “Covered Countries”).

In accordance with the Rule, for the 2017 calendar year, the Company:

•	concluded, in good faith, that during the 2017 calendar year, SodaStream manufactured, or contracted to manufacture, products (the “Covered Products”) as to which the Conflict Minerals are necessary to the functionality or production of those products; and

•	based on its good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals in its Covered Products, the Company had reason to believe that certain of the Conflict Minerals necessary to the functionality or production of the Covered Products may have originated in the Covered Countries and that such Conflict Minerals may not be from recycled or scrap sources.

As a result, SodaStream is filing this Report with its Form SD to comply with the requirements of the Rule. This Report has not been subject to an independent private sector audit.

PART I. COMPANY OVERVIEW AND DESCRIPTION OF THE COMPANY’S PRODUCTS COVERED BY THIS REPORT

SodaStream manufactures, distributes and sells home beverage carbonation systems that enable consumers to easily transform ordinary tap water into sparkling water and flavored sparkling water in seconds. SodaStream develops, manufactures and sells sparkling water makers and exchangeable carbon-dioxide cylinders, along with consumables, including carbon-dioxide refills, reusable carbonation bottles and flavors to add to the sparkling water. As of December 31, 2017, SodaStream’s products were available through more than 80,000 individual retail stores in 45 countries.

This Report relates to the Covered Products, which consist of those products:

•	for which Conflict Minerals are necessary to the functionality or production of such products;
•	that were manufactured or contracted to be manufactured by the Company; and
•	for which the manufacture was completed during the 2017 calendar year.

Specifically, two models of SodaStream’s sparkling water makers that were sold during the 2017 calendar year contain electronic circuit boards and other electrical components which may comprise tin, tungsten and gold. Additionally, Conflict Minerals can be found in the brass components within certain of SodaStream’s sparkling water makers and in the brass valves on its carbon-dioxide cylinders. While brass mainly consists of copper and zinc, brass may contain trace quantities of tin as an impurity to the other metals.

PART II.  DESIGN OF THE COMPANY’S DUE DILIGENCE PROCESS

SodaStream has established a multi-stage due diligence inquiry intended to verify the possible sources of the Conflict Minerals contained in the Company’s Covered Products. The Company has designed its due diligence measures based on the five-step framework laid out by the Organization for Economic Co-operation and Development in its OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (2016), including the related supplements on gold, tin, tantalum and tungsten (collectively, the “OECD Guidance”). Because the Company does not purchase raw or unrefined Conflict Minerals directly from mines, smelters or refiners, and makes no direct purchases of any minerals in the Covered Countries, it has tailored its due diligence to the OECD Guideline standards applicable to downstream companies. Set forth below are the components of the Company’s due diligence measures as they relate to the five-step framework from the OECD Guidance.

OECD Guidance Step 1: Establish strong Company management systems for conflict minerals supply chain due diligence and reporting compliance.

Adopt and commit to a supply chain policy for minerals from conflict-affected and high-risk areas.

The Company has adopted a policy relating to the Conflict Minerals, as amended in July 2017 (the “Policy”), which incorporates the standards set forth in the OECD Guidance. As stated in the Policy, the Company expects its suppliers to implement sourcing and due diligence practices that prevent Conflict Minerals from the Covered Countries from entering the Company’s supply chain, and to require that their own suppliers do the same. Each supplier should also cooperate with the Company when the Company inquires as to the components of the supplier’s products and the details of the supplier’s supply chain, and should promptly inform the Company whenever the supplier has determined that such components originated in the Covered Countries. The Policy is available on the Company’s website at http://sodastream.investorroom.com/CorporateGovernance under “Governance Documents.”

Structure internal management systems to support supply chain due diligence.

The Company has an internal team consisting of cross-functional team members from procurement, legal and finance departments. This internal team is charged with executing the Company’s Conflict Minerals strategy and compliance processes and with training employees outside of the team on their roles and responsibilities in connection with the due diligence and compliance.

Establish a system of controls and transparency over the Conflict Minerals supply chain.

The Company has established a system of controls to promote transparency over its conflict minerals supply chain by utilizing the Conflict Minerals Reporting Template (the “Template”) of the Responsible Business Alliance (formerly the Electronic Industry Citizenship Coalition, or the “EEIC”) (the “RBA”). The RBA oversees the Responsible Minerals Initiative (formerly the Conflict-Free Sourcing Initiative, or the “CFSI”) (the “RMI”). The Template is designed to facilitate the transfer of information through the supply chain regarding each mineral’s country of origin and the smelters and refiners being utilized for the mineral. Communications from the Company to its suppliers and responses received from the suppliers are stored electronically by the Company together with copies of internal communications which relate to the Company’s due diligence.

Strengthen the Company’s engagement with suppliers.

The Company informs its in-scope manufacturers and suppliers of its disclosure requirements, including its compliance with the OECD Guidance and the Rule.

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Establish a company-level grievance mechanism

The Company maintains a third-party confidential hotline service for the receipt of anonymous submissions by employees both online and by a toll-free telephone number. Among other things, employees may use this service to report potential or actual violations of the Policy. Concerns can also be made to an employee's immediate manager or directly to the Company’s legal department.

OECD Guidance Step 2: Identify and assess risks in the Company’s supply chain.

As explained above, the Company does not buy raw ore or unrefined Conflict Minerals directly from refiners, smelters or mines. The Company’s supply chain with respect to the Covered Products is complex, with multiple intermediaries and third parties in the supply chain between the manufacture of the Covered Products and the original sources of the necessary Conflict Minerals. Because the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, the Company relies on its direct suppliers (i.e., “first-tier suppliers”) to provide information on the origin of the Conflict Minerals contained in components and materials supplied to the Company, including information about the sources of the Conflict Minerals that the first-tier suppliers obtain from their own suppliers (i.e., “second-tier suppliers”). For its due diligence during the 2017 calendar year, the Company reached out to its first-tier suppliers to discuss smelters and refiners of Conflict Minerals in the Company’s supply chain. In particular, the Company performed certain measures described below to identify and assess the risks in the Company’s supply chain.

Identify risks in the supply chain.

Identify Company suppliers.

The first step in the Company’s due diligence process was to determine which products manufactured or contracted to be manufactured by the Company during the 2017 calendar year fell within the scope of the Rule. A description of the Covered Products appears in Part I of this Report. Then, the Company identified those suppliers from which it purchases components or materials for the Covered Products that may include Conflict Minerals. The Company identified its first-tier suppliers of components or products for the Company’s Covered Products.  For components delivered to the Company by distributors, the Company added the distributors to the supplier list.  Managers in the supply chain departments reviewed and finalized the supplier list (the “Supplier List”).

Request completion of conflict minerals reporting Templates from suppliers.

The Company uses good faith efforts to identify from the completed Templates the smelters and refiners in the Company’s supply chain.  Annually, the Company sends a letter and the Template to each of its suppliers identified in connection with the creation of the Supplier List.  The letter (i) reiterates the requirements of the Rule and its applicability to the Company, and (ii) requests that each in-scope supplier complete the Template for all Covered Products supplied to the Company for the reporting period.  The Company contacts in-scope suppliers that do not respond to the Company’s request by a specified date and in-scope suppliers that submit incomplete or inaccurate requests for follow-up discussions and to request additional information, as applicable.

In February 2018, the Company provided all suppliers identified in connection with the Covered Products during the 2017 calendar year with a supply chain survey in the form of version 5.10 of the Template. The Template requires suppliers to make representations regarding (i) the country of origin for the Conflict Minerals contained in the components or products it provides to the Company, (ii) all of the smelters in the supplier’s supply chain for such Conflict Minerals, (iii) whether such smelters have been validated as being in compliance with the RMI’s Responsible Minerals Assurance Process (formerly the Conflict-Free Smelter Program, or the “CFSP”) (the “RMAP”), (iv) whether the supplier has its own Conflict Minerals policy that requires its own direct suppliers to be “DRC conflict-free” and (v) whether the supplier uses the Template with its own suppliers to gather similar information.

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Assess risks in the supply chain.

Analyze surveys for RMAP “conformant” and “active” smelters and refiners.

SodaStream received responses from all of the identified suppliers to its request for information. SodaStream analyzed the survey responses to evaluate the level of compliance exercised by each surveyed supplier, and, to the extent possible, by upstream suppliers, with the Company’s Policy. The information received from suppliers was then reviewed against the RMI’s lists of RMAP “conformant” and “active” smelters and refiners, to determine whether smelters and refiners identified in the Company’s supply chain qualified as RMAP “conformant” or “active.”

Understand and define RMAP “conformant” and “active” status designations.

The RMAP is a program in which the RMI works with independent third-party auditors or cross-certification programs to audit the source, including mines of origin and chains of custody, of the Conflict Minerals processed by smelters and refiners which agree to undergo an audit or to take part in a cross-certification program.

•	A smelter or refiner receives an RMAP “conformant” designation from the RMI if the smelter or refiner (i) completes an independent third-party audit, (ii) adheres to the RMAP’s assessment protocols by disclosing to auditors the identities and locations of the mines from which it sources Conflict Minerals, (iii) has been found by its independent third-party auditor to possess the systems and processes to support responsible sourcing of Conflict Minerals and can provide evidence to support its sourcing activities and (iv) maintains good standing in the program, through a continual validation process. The RMI’s RMAP “conformant” list (formerly the CFSI’s CFSP “compliant” list) provides the names, locations and links to conflict minerals policies of all smelters and refiners deemed compliant with the RMAP’s assessment protocols. Smelters and refiners with a “re-audit in progress” are still considered to be RMAP “conformant”.
•	Smelters and refiners labeled as RMAP “active” by the RMI (formerly CFSP “active,” as determined by the CFSI) have committed to undergo an audit, which may be in progress, or are participating in one of the cross-recognized certification programs, namely, the London Bullion Market Association Responsible Gold Certification or Responsible Jewelry Program Chain-of-Custody Certification. “Active” smelters and refiners may be at various stages of the audit cycle, anywhere from completion of the necessary documents to scheduling the audit date to enacting corrective actions in the post-audit phase. They may not retain their “active” status if, among other things, they are unresponsive to requests for re-audit or corrective action past a certain time.
•	Companies that have been determined to be downstream of smelters or refiners may not take part in the RMAP. However, they may participate in the RMI’s Downstream Audit Program, an independent validation of companies’ sourcing practices outside of the RMAP audit process.

OECD Guidance Step 3: Design and implement a strategy to respond to identified risks.

Report findings to designated senior management.

The members of the Company’s internal Conflicts Minerals team collaborate as and when required to assess the progress of the Company’s compliance program and update the audit committee of the board of directors with respect to the Company’s due diligence and ongoing compliance obligations.

Devise, adopt and implement a risk management plan.

In light of the complexity of the Company’s and its suppliers’ supply chains, the Company is currently unable to assess adequately all of the risks in its supply chain. However, the Company continues to take various steps to manage risk, including the following:

•	engaging with suppliers to obtain current, accurate and complete information about its supply chains through the use of the Template; and

•	improving due diligence efforts to ensure responsible sourcing in compliance with the Company’s Policy.

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OECD Guidance Step 4: Carry out independent third-party audit of smelter/refiner’s due diligence practices.

Due to the Company’s downstream position in the supply chain, the Company does not have a direct relationship with smelters and refiners, nor does it perform direct audits of the smelters and refiners that provide its supply chain with the Conflict Minerals contained in the Company’s Covered Products. The Company relies upon industry efforts to influence smelters and refiners to undergo audits and become certified through the RMAP. The RMAP’s audit process is discussed in more detail in “OECD Guidance Step 2: Identify and assess risks in the Company’s supply chain.”

OECD Guidance Step 5: Report on supply chain due diligence.

The Company has filed with the Securities and Exchange Commission its specialized disclosure report on Form SD, which includes this Report as Exhibit 1.01, for the reporting period in the 2017 calendar year. In accordance with OECD Guidance and the Rule, the Company has also made these disclosures available on its website at http://sodastream.investorroom.com/.

PART III. THE COMPANY’S DUE DILIGENCE FINDINGS AND CONCLUSIONS

Based on the information that was provided by the Company’s suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in the Covered Products included the smelters and refiners listed in Appendix A attached to this Report.

As discussed in “Part II. Design of the Company’s Due Diligence Process” above, the Company relies on the completed Templates received from its suppliers as its main source of documentation supporting the representations made by such suppliers regarding the source and chain of custody of relevant Conflict Minerals in its Covered Products during the 2017 calendar year.  The smelters and refiners listed in Appendix A attached to this Report were identified by the Company’s suppliers and the Company cannot be certain that these smelters and refiners were in fact in the Company’s supply chain.

Following the process outlined above, one out of all of SodaStream’s suppliers to whom a Conflict Minerals Reporting Template was sent, has not been able to verify the origin of all of the Conflict Minerals incorporated into the components and materials such supplier supplied to SodaStream during the 2017 calendar year. Therefore, after exercising its due diligence, the Company was unable to determine conclusively the origin of all of the Conflict Minerals contained in the Covered Products.

Country of Origin of the Conflict Minerals in the Covered Products

Based on the information obtained by the Company during the due diligence process, the Company does not have sufficient information, with respect to the Covered Products, to determine the country of origin of all of the Conflict Minerals in all the Covered Products.  However, based on the information that has been obtained, to the extent reasonably determinable by the Company, with respect to the smelters and refineries identified by the Company, such countries of origin are believed to include Belgium, Bolivia, Brazil, China, Indonesia, Malaysia, Peru, Poland, Taiwan, Thailand and the USA.

Facilities Used to Process the Conflict Minerals in the Covered Products

Based on the information obtained by the Company during the due diligence process, the Company was unable to conclusively determine the origin of all the Conflict Minerals contained in the Covered Products. However, based on the information that was provided by the Company’s suppliers and information obtained through the due diligence process, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in our Covered Products during the reporting period in the 2017 calendar year are believed to include the smelters and refiners listed in Appendix A attached to this Report.

The smelters and refiners that the Company has been able to determine as RMAP “conformant” or “active” are specifically identified as such in Appendix A.

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PART IV. IMPLEMENTATION OF STRATEGIES TO RESPOND TO IDENTIFIED RISKS AND FUTURE STEPS

The Company has taken, and intends to continue to take, steps to improve its due diligence processes. Due diligence is an ongoing, proactive and reactive process, and the Company is continually working to improve the process to identify Conflict Minerals in its Covered Products. The Company plans to continue to inform suppliers about their role in the Company’s conflict minerals compliance program and to engage with its suppliers to obtain current, accurate and complete information about the supply chain. Since the Company’s supply chain due diligence processes could assist in mitigating the possible risk that the necessary Conflict Minerals in the Company’s products could benefit armed groups in the Covered Countries, the Company intends to monitor the performance and efficiency of its due diligence efforts to ensure responsible sourcing in compliance with its Policy and increase transparency in its supply chain.

Specific steps the Company has taken and continues to take to manage risks include:

•	continuing to engage with manufacturers and suppliers to obtain current, accurate and complete information about the supply chain; and
•	continuing to improve due diligence efforts to ensure responsible sourcing in compliance with the Company’s Policy.

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Appendix A

Currently known Smelter and refinery List

METAL	SMELTER / REFINER NAME	SMELTER / REFINER COUNTRY	SMELTER / REFINER IDENTIFICATION	RMAP SMELTER / REFINER STATUS
Tin	Alpha	UNITED STATES OF AMERICA	CID000292	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	CID001070	Conformant
Tin	CV Ayi Jaya	INDONESIA	CID002570	Conformant
Tin	CV Tiga Sekawan	INDONESIA	CID002593	Unknown
Tin	CV United Smelting	INDONESIA	CID000315	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455	Conformant
Tin	EM Vinto	BOLIVIA	CID000438	Conformant
Tin	Fenix Metals	POLAND	CID000468	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	Conformant
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	CID000244	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	CID002773	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173	Conformant
Tin	Minsur	PERU	CID001182	Conformant
Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337	Conformant
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	Conformant

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Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	Conformant
Tin	PT Bangka Tin Industry	INDONESIA	CID001419	Conformant
Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	Conformant
Tin	PT Bukit Timah	INDONESIA	CID001428	Conformant
Tin	PT DS Jaya Abadi	INDONESIA	CID001434	Conformant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	Conformant
Tin	PT Inti Stania Prima	INDONESIA	CID002530	Conformant
Tin	PT Menara Cipta Mulia	INDONESIA	CID002835	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	Conformant
Tin	PT Panca Mega Persada	INDONESIA	CID001457	Conformant
Tin	PT Prima Timah Utama	INDONESIA	CID001458	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	CID001460	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	Conformant
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816	Conformant
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	Conformant
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	Conformant
Tin	Rui Da Hung	TAIWAN	CID001539	Conformant
Tin	Thaisarco	THAILAND	CID001898	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	Conformant
Tin	Yunnan Tin Company Limited	CHINA	CID002180	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	CID002773	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	Conformant

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